================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                  SCHEDULE 14A

                                 ---------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant:       |X|
Filed by a party other than the Registrant: [ ]

Check the appropriate box:
|X|  Preliminary proxy statement.
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive proxy statement.
[ ]  Definitive additional materials.
[ ]  Soliciting material under Rule14a-12.

                             CORE LABORATORIES N.V.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

================================================================================

                              CORE LABORATORIES N.V.
                                 HERENGRACHT 424
                                1017 BZ AMSTERDAM
                                 THE NETHERLANDS

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY __, 2003

                                 ---------------
Dear Shareholder:

        You are cordially invited to attend our 2003 annual meeting of shareholders which will be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV, Amsterdam, The Netherlands, on _____, May ___, 2003 at _:00 p.m., local time, for the following purposes:

     1. To elect two Class III Supervisory Directors to serve until our annual meeting in 2006 and until their successors shall have been duly elected and qualified;

     2. To confirm and adopt our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2002;

     3. To approve the extension of the authority of our Management Board to repurchase up to 10% of our outstanding share capital until November __, 2004;

     4. To approve the extension of the authority of our Supervisory Board to issue and/or to grant rights (including options to purchase) with respect to our common and preference shares until May __, 2008;

     5. To approve the extension of the authority of our Supervisory Board to limit or exclude the preemptive rights of the holders of our common shares until May __, 2008;

     6. To ratify the appointment of PricewaterhouseCoopers as our company's independent public accountants for the year ended December 31, 2003; and

     7. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        Each of the matters being presented at the annual meeting has been presented to and approved by our shareholders at our prior annual meetings. In large measure, these matters are presented to our shareholders each year as a result of our being organized under the laws of The Netherlands. Copies of the Annual Accounts, the report of the Management Board and the list of nominees for the Supervisory Board are open for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend our shareholder meetings. Such copies will be open for inspection from the date of this notice until the close of our annual meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                By Order of the Board of Supervisory Directors,

                                Jacobus Schouten
                                Supervisory Director

__________, 2003
Amsterdam, The Netherlands

                              CORE LABORATORIES N.V.
                                 HERENGRACHT 424
                                1017 BZ AMSTERDAM
                                 THE NETHERLANDS

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors of Core Laboratories N.V. for use at our 2003 annual meeting of shareholders to be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV, Amsterdam, The Netherlands, on _____, May __, 2003 at _:00 p.m., local time. If the accompanying proxy card is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted on the card, or, if no directions are indicated, it will be voted for the two nominees for Supervisory Director and in favor of the other proposals described in this proxy statement. Any shareholder giving a proxy has the power to revoke it (1) by giving oral or written notice to our corporate Secretary at any time before the proxy is voted, (2) by submitting a properly signed proxy card with a later date, or (3) by voting in person at the annual meeting.

         The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board, officers and regular employees of our company may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication. Core Laboratories will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our common shares.

         At the close of business on April 15, 2003, the record date for the determination of shareholders entitled to notice of and to vote at our annual meeting, there were __________ common shares outstanding, each of which is entitled to one vote. Our common shares are the only class of our capital stock outstanding and entitled to notice of and to vote at the annual meeting. The presence, in person or by proxy, of at least a majority of our outstanding common shares is required for a quorum. Under the Dutch Civil Code and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting but will count for the purpose of determining whether a quorum is present at the meeting.

         A copy of our Annual Report on Form 10-K for the year ended December 31, 2002, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to John D. Denson, Secretary, in the care of Core Laboratories, LP, 6316 Windfern Road, Houston, Texas 77040.

         This proxy statement and the accompanying proxy card were first mailed to shareholders on or about __________, 2003.


                                     ITEM 1
                        ELECTION OF SUPERVISORY DIRECTORS


         Our articles of association provide for one or more Supervisory Directors. Our Supervisory Board currently has seven members who are divided into three classes of Supervisory Director. Each class is elected for a term of three years such that the term of one class of Supervisory Director expires at the annual meeting each year. At this year's annual meeting we will be electing two Class III Supervisory Directors whose terms expire at the annual meeting. The Supervisory Board is proposing the election of Richard L. Bergmark and Alexander Vriesendorp as Class III Supervisory Directors for a term expiring at the annual meeting in 2006. Both of the nominees for Supervisory Director are presently members of the Supervisory Board.

         Nominees for Supervisory Director are proposed by our Supervisory Board and elected at the annual meeting by the affirmative vote of a majority of the votes cast at the meeting. Our shareholders may override the proposal of the Supervisory Board by a vote of two-thirds of the votes cast at the meeting if more than one-half of the outstanding share capital is present or represented.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed above. If at the time of, or prior to, the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein. Shareholders may not cumulate their votes in the election of Supervisory Directors.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR SUPERVISORY DIRECTOR AS SET FORTH ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

         The following table sets forth the names, ages and titles of our Supervisory Directors whose terms expire at the annual meeting and who have been nominated for reelection as Supervisory Director:

                         CLASS III SUPERVISORY DIRECTORS
                              (TERM TO EXPIRE 2006)

NAME                                        AGE               POSITION
----                                        ---               --------

Richard L. Bergmark..................        49      Executive Vice President,
                                                      Chief Financial Officer,
                                                      Treasurer and Supervisory
                                                      Director

Alexander Vriesendorp................        50      Supervisory Director


         The following tables set forth the names, ages and titles of our Supervisory Directors whose terms do not expire at the annual meeting:

                          CLASS I SUPERVISORY DIRECTORS
                               (TERM EXPIRES 2005)

NAME                                        AGE               POSITION
----                                        ---               --------

David M. Demshur.....................        48      Chairman of the Supervisory
                                                      Board, President and Chief
                                                      Executive Officer

Rene R. Joyce........................        55      Supervisory Director

Jacobus Schouten.....................        48      Supervisory Director

                         CLASS II SUPERVISORY DIRECTORS
                               (TERM EXPIRES 2004)

NAME                                        AGE               POSITION
----                                        ---               --------

D. John Ogren........................        60      Supervisory Director

Joseph R. Perna......................        60      Supervisory Director


         Set forth below is a brief description of the business experience and length of service of the Supervisory Directors.

         Richard L. Bergmark joined Western Atlas International, Inc. as Treasurer in 1987. From 1987 to 1994, our company was operated as a division of Western Atlas. In 1991, Mr. Bergmark became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, a division of Western Atlas. From our separation with Western Atlas in 1994 until 1999, he served as our Chief Financial Officer and in 1999 he was appointed Executive Vice President. Mr. Bergmark presently serves as our Executive Vice President, Chief Financial Officer and Treasurer and as a Supervisory Director. Mr. Bergmark has served as a Supervisory Director since our initial public offering in 1995.

         David M. Demshur joined our company in 1979 and presently serves as our President, Chief Executive Officer and Chairman of our Supervisory Board. Since joining our company, Mr. Demshur has held various operating positions, including Manager of Geological Sciences from 1983 to 1987, Vice President of Europe, Africa and the Middle East from 1989 to 1991, Senior Vice President of Petroleum Services from 1991 to 1994 and Chief Executive Officer and President from 1994 to the present time. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association. Mr. Demshur has served as a Supervisory Director since our initial public offering in 1995 and as Chairman of the Supervisory Board since May 2001.

         Rene R. Joyce served as President of Energy Services of Coral Energy, LLC from its acquisition by Shell Oil Company in 1998 until his retirement at the end of 1999. From 1980 until 1998, Mr. Joyce served as President of the operating companies of Tejas Gas Corporation, Coral's predecessor and a New York Stock Exchange listed company. Mr. Joyce is a member of the Louisiana State Bar Association and is an independent consultant in the energy industry. Mr. Joyce has served as a Supervisory Director since 2000.

         D. John Ogren served as the President of Production Operators, Inc. from 1994 until 1999. Production Operators was listed on the Nasdaq Stock Market prior to its acquisition by Camco International in 1997 and Schlumberger's acquisition of Camco International in 1998. From 1989 until 1991, Mr. Ogren served as Senior Vice President of Conoco Inc. and from 1992 until 1994, as Senior Vice President of E.I. duPont. Mr. Ogren is currently an Advisory Director of Intrepid Energy (U.K.) Ltd. and a director of John Wood Group Plc. He is a member of the Society of Petroleum Engineers and is a registered professional engineer. Mr. Ogren has served as a Supervisory Director since 2000.

         Joseph R. Perna joined our company as General Manager in 1985. In 1991, he was promoted to Senior Vice President, with responsibility for certain laboratory services operations and the Technology Products Division, a position he held until his retirement on March 31, 1998. Mr. Perna has served as a Supervisory Director since our initial public offering in 1995.

         Jacobus Schouten serves on the board of directors of various European companies, including International Mezzanine Capital B.V. Mr. Schouten has served as a Supervisory Director since our initial public offering in 1995.

         Alexander Vriesendorp has been a partner since 1996 of Shamrock Partners B.V. which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as Chief Executive Officer of RMI Holland B.V. in The Netherlands. From 1991 until 1995, he served as Chief Executive Officer of the Nienhuis Group in The Netherlands. Mr. Vriesendorp serves on the supervisory boards of various European companies. He is also a member of the board of the Leiden University Fund. Mr. Vriesendorp has served as a Supervisory Director since 2000.

EXECUTIVE OFFICERS

         Currently, our executive officers consist of David M. Demshur, Monty L. Davis, Richard L. Bergmark and John D. Denson. Biographical information regarding Messrs. Demshur and Bergmark is set forth above. The following biographies describe the business experience of Messrs Davis and Denson. Our executive officers are not Managing Directors of our company for purposes of Dutch law.

         Monty L. Davis, who is 49 years of age, joined Western Atlas International in 1977, holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East from 1983 to 1987, Core Laboratories Division Vice President of Finance from 1987 to 1991, and Atlas Wireline Division Vice President of Finance and Administration from 1991 to 1993. In 1993, Mr. Davis left our company and joined Bovar Inc. of Calgary, Canada, an environmental waste disposal company, as Chief Financial Officer. From 1994 to 1995 he served as Chief Operating Officer and from 1995 to 1998 he served as President and Chief Executive Officer. Mr. Davis rejoined our company as Senior Vice President in 1998, and in 1999 was promoted to Chief Operating Officer.

         John D. Denson, who is 45 years of age, joined Western Atlas International as Division Counsel in 1992, with responsibility for the Core Laboratories division. Mr. Denson has served as our Vice President, General Counsel and Secretary since 1994. Mr. Denson is a member of the State Bar of Texas.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information, as of March 25, 2003, with respect to the common shares beneficially owned by:

         o each person known to us to own beneficially five percent or more of our outstanding common shares;

         o    each Supervisory Director;

         o    each of our executive officers; and

         o    all Supervisory Directors and executive officers as a group.


                                           NUMBER OF COMMON       PERCENTAGE OF
                                          SHARES BENEFICIALLY     COMMON SHARES
         NAME OF BENEFICIAL OWNER (1)           OWNED              OUTSTANDING
         ----------------------------    --------------------     -------------

Citigroup Inc.(2)........................      7,106,920              21.4%
Franklin Resource, Inc.(3)...............      2,000,000               6.0%
David M. Demshur(4)**....................        632,300               1.9%
Richard L. Bergmark(4)**.................        401,606               1.2%
Joseph R. Perna**........................        162,744                *
Monty L. Davis(4)**......................        209,232                *
John D. Denson(4)**......................        164,916                *
D. John Ogren**..........................         51,000                *
Rene R. Joyce**..........................         41,000                *
Jacobus Schouten  **.....................         30,000                *
Alexander Vriesendorp**..................         21,000                *
All Supervisory Directors and
      executive officers as a group**....      1,713,798               5.2%
----------
* Represents less than 1%.

** Includes the following common shares which may be acquired within 60 days through the exercise of stock options: Mr. Demshur, 337,500; Mr. Bergmark, 239,750; Mr. Perna, 50,000; Mr. Davis, 176,250; Mr. Denson, 114,500;
   Mr. Ogren, 21,000; Mr. Joyce, 21,000; Mr. Schouten, 30,000; Mr. Vriesendorp, 21,000; Total 1,011,000.

(1) Unless otherwise indicated, each person has sole voting power and investment power with respect to the common shares listed.

(2) As reported on the Schedule 13G/A dated January 9, 2003, the common shares reported by Citigroup Inc. include 7,010,656 common shares reported by Salomon Smith Barney Holdings Inc., a wholly owned subsidiary of Citigroup Inc. The common shares reported by Salomon Smith Barney Holdings include 5,327,156 common shares reported by Salomon Brothers Holding Company Inc. and 1,683,500 common shares reported by Smith Barney Fund Management LLC, both of which are wholly owned subsidiaries of Salomon Smith Barney Holdings. The common shares reported by Salomon Smith Barney Holding Company include 5,327,156 common shares reported by Salomon Smith Barney Inc., a wholly owned subsidiary of Salomon Smith Barney Holding Company. The common shares reported by each of these five entities include shares for which such reporting person disclaims beneficial ownership. The business address of Salomon Smith Barney, Salomon Smith Barney Holding Company and Salomon Smith Barney Holdings is 388 Greenwich Street, New York, NY 10013, the business address of Smith Barney Fund Management is 333 West 34th Street, New York, NY 10001 and the business address of Citigroup Inc. is 399 Park Avenue, New York, NY 10043.

(3) As reported on the Schedule 13G/A dated January 30, 2003, the common shares reported by Franklin Resource, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resource. Such advisory contracts grant to the advisory subsidiaries all investment and/or voting power over the common shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resource and are the principal shareholders of Franklin Resource. Franklin Resource and Messrs. Johnson and Johnson may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the beneficial owner of securities held by persons and entities advised by Franklin Resource subsidiaries. Franklin Resource, Messrs. Johnson and Johnson, and each of the advisory subsidiaries disclaim economic interest or beneficial ownership in any of the common shares. The business address of Franklin Resource is One Franklin Parkway, San Mateo, CA 94403.

(4) The common share ownership figures for Messrs. Demshur, Bergmark, Davis, and Denson include 47,394, 49,259, 16,492 and 19,708 restricted shares, respectively, awarded pursuant to the Executive Restricted Share Matching Program described below under "Executive Compensation Program---Executive Restricted Share Matching Program."

DIRECTOR COMPENSATION

         Each Supervisory Director who is not our full-time employee is paid:

         o    an annual retainer of $24,000, payable semiannually in arrears;

         o $1,000 per meeting of the Supervisory Board at which the individual is present in person;

         o $750 per meeting for each committee meeting at which the individual is present in person;

         o $500 per meeting for each committee meeting at which the individual serves as chairperson; and

         o reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.

         Supervisory Directors who are our full-time employees receive no compensation for serving as Supervisory Directors.

         Our 1995 Nonemployee Director Stock Option Plan, as amended, which we refer to as the "Nonemployee Director Plan," provides for the issuance of up to 700,000 of our common shares to eligible Supervisory Directors. Under the Nonemployee Director Plan, each eligible director is generally granted an option to acquire 1,000 common shares on the date such individual first becomes an eligible director. In addition, an option to acquire 10,000 common shares will be granted to each nonemployee Supervisory Director (20,000 common shares if such nonemployee Supervisory Director is the Chairman) each year generally on the first date in the calendar year set by the Supervisory Board for the issuance of stock options to more than ten employees under our 1995 Long-Term Incentive Plan, as amended, which we refer to as the "Incentive Plan." In 2001, the Nonemployee Director Plan was amended to provide that the stock option grants with respect to the year 2002 would be granted on September 26, 2001. Supervisory Directors who are also our employees receive no grants under the Nonemployee Director Plan. Options granted will be exercisable for a period of up to ten years and will vest one year following the date of grant. The exercise price of options granted under the Nonemployee Director Plan will be equal to the market price of our common shares on the date of grant.

EXECUTIVE COMPENSATION

         The following table summarizes, with respect to our Chief Executive Officer and each of our other executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal years 2000 through 2002.

                                               ANNUAL COMPENSATION (1)  LONG TERM COMPENSATION
                                               ----------------------- -------------------------
                                                                       RESTRICTED    SECURITIES
                                                                         SHARE       UNDERLYING       ALL OTHER
                                FISCAL                                   AWARDS        OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR       SALARY           BONUS       (2)(3)       (NUMBER)           (4)
---------------------------     ------      ------           -----     ----------   -----------      ------------
David M. Demshur                 2002      $ 447,923            ---   $ 1,229,298           ---      $    24,067
President and Chief              2001        420,000            ---           ---       250,000           20,432
Executive
Officer                          2000        408,000       $200,000           ---        50,000           19,004

Richard L. Bergmark              2002      $ 270,805            ---   $   948,848           ---      $    24,471
Executive Vice President,        2001        236,250            ---           ---       100,000           20,322
Chief
Financial Officer and            2000        229,500        $75,000           ---        30,000           18,052
Treasurer

Monty L. Davis                   2002      $ 260,319            ---   $   499,940           ---      $    25,863
Chief Operating Officer and      2001        231,000            ---           ---       150,000           21,982
Senior Vice President            2000        224,400        $75,000           ---        60,000           20,340

John D. Denson                   2002      $ 214,160            ---   $   407,000           ---      $    25,673
Vice President, General          2001        199,500            ---           ---        80,000           21,926
Counsel
and Secretary                    2000        193,800        $60,000           ---        30,000           20,199

(1) During the years ending December 31, 2000, 2001 and 2002, perquisites for each individual named in the table above aggregated less than 10% of the total annual salary and bonus reported for such individual. Accordingly, no such amounts are included in the table.

(2) As described below under "Executive Compensation Program --- Executive Restricted Share Matching Program," on June 1, 2002, Messrs. Demshur, Bergmark, Davis and Denson were awarded 47,394, 49,259, 16,492 and 19,708 restricted shares, respectively, pursuant to an Executive Share Matching Restricted Share Agreement. Pursuant to these agreements, the executives were awarded a number of restricted shares equal to the number of common shares the executives were deemed to have purchased in open market transactions (including common shares acquired pursuant to the Core Laboratories Profit Sharing and Retirement Plan (which we refer to as the "401(k) Plan") or the Core Laboratories Deferred Compensation Plan). The restricted shares will generally vest three years from the date of grant assuming continued employment, continued ownership of the underlying common shares upon which the grant was based and certain other conditions. Dividends, if declared, will be paid on the restricted shares prior to vesting. The value of the restricted share matching awards included in the table above were $649,298, $674,848, $225,940 and $270,000 for Messrs.
     Demshur, Bergmark, Davis and Denson, respectively, and were calculated, as required by SEC rules, by multiplying the number of restricted shares awarded by the closing price of our unrestricted common shares on the NYSE as of June 3, 2002, the first trading day following the award date. As of December 31, 2002, the value of these restricted share awards, calculated in the same manner, would have been $537,922, $559,090, $187,184 and $223,686 for Messrs. Demshur, Bergmark, Davis and Denson, respectively.

(3) On June 1, 2002, Messrs. Demshur, Bergmark, Davis and Denson were awarded 40,000, 20,000, 20,000 and 10,000 performance restricted shares, respectively, which represent the right to receive our common shares in the future. None of these awards will vest unless our common shares perform better than the common stock of 50% of the companies comprising the Oil Services Sector Index (OSX) during the three-year period that began January 1, 2002. If our common shares perform better than 75% of the companies comprising this index during such period, then all of the performance restricted shares will vest. If our common shares perform better than between 50% and 75% of the companies comprising the index, then an interpolated percentage of between 20% and 100% of the performance restricted shares will vest at the end of the three-year period. Dividends, if declared, will not be paid on the restricted shares prior to vesting. The value of the performance restricted share awards included in the table above were $580,000, $274,000, $274,000 and $137,000 for Messrs. Demshur,
     Bergmark, Davis and Denson, respectively, and were calculated, as required by SEC rules, by multiplying the number of restricted shares awarded by the closing price of our unrestricted common shares on the NYSE as of June 3, 2002, the first trading day following the award date. As of December 31, 2002, the value of these restricted share awards, calculated in the same manner, would have been $454,000, $227,000, $227,000 and $113,500 for
     Messrs. Demshur, Bergmark, Davis and Denson, respectively.

(4) Consists of matching contributions and contributions by our company through our retirement plans, amounts paid under certain insurance plans and a transportation allowance.

2002 OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth for our executive officers information regarding options held by them at December 31, 2002.

                                                                                           VALUE OF SECURITIES
                                                         SECURITIES UNDERLYING           UNDERLYING UNEXERCISED
                           SHARES                     UNEXERCISED OPTIONS HELD AT          OPTIONS HELD AT
                        ACQUIRED ON                       DECEMBER 31, 2002               DECEMBER 31, 2002 (1)
                          EXERCISE       VALUE        ------------------------------   ----------------------------
       NAME              OF OPTION      REALIZED      EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------     -----------     --------      --------------  --------------   ------------  --------------
David M. Demshur               ---           ---             292,500         207,500   $    368,500   $     101,500
Richard L. Bergmark            ---           ---             221,000          85,000        408,006          41,869
Monty L. Davis                 ---           ---             152,500         127,500         34,256          62,169
John D. Denson                 ---           ---             103,250          63,750        148,563          32,988

--------------
(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common shares on December 31, 2002 was based on the average of the high and low sales prices on the NYSE on such date.

EQUITY COMPENSATION PLAN INFORMATION

         We have two main stock option plans, our Incentive Plan and our Nonemployee Director Plan, both of which have been approved by our shareholders. We also have assumed outstanding stock options in connection with some of our acquisitions that did not require shareholder approval. The options that we have assumed in connection with acquisitions have not been approved by our shareholders. The table below provides information regarding our equity compensation plans.

                                                                                                  NUMBER OF COMMON
                                             NUMBER OF COMMON                                     SHARES REMAINING
                                            SHARES TO BE ISSUED         WEIGHTED AVERAGE        AVAILABLE FOR FUTURE
                                             UPON EXERCISE OF           EXERCISE PRICE OF          ISSUANCE UNDER
                                           OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,       EQUITY COMPENSATION
                                            WARRANTS AND RIGHTS        WARRANTS AND RIGHTS              PLANS
                                           ----------------------     ----------------------    ----------------------
Equity compensation plans approved by                  3,892,669                     $12.92                 1,289,906
our shareholders....................
Equity compensation plans not
approved by our shareholders........                     211,843                      $5.87                       ---
                                           ----------------------     ----------------------    ----------------------
Total                                                  4,104,512                     $12.37                 1,289,906
                                           ======================     ======================    ======================

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

         David M. Demshur Employment Agreement. Mr. Demshur serves as our President and Chief Executive Officer pursuant to an employment agreement that is currently set to expire in 2006. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Demshur's employment agreement entitles him to a base salary of $420,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described below under "Executive Compensation Program --- Annual Incentive Compensation." The employment agreement provides that Mr. Demshur is entitled to participate in all of our company's benefit plans and programs and also contains non-compete provisions in the event Mr. Demshur's employment with our company is terminated.

         Mr. Demshur's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated by him for any reason or by the company for any reason other than upon his death or disability, for "cause" or upon a material breach of a material provision of his employment agreement. Any severance benefits shall be made as follows:

         o    the payment of a lump sum amount equal to the sum of:

         o 200% of his base salary as in effect immediately prior to the termination; and

         o two times 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract;

         o the provision of a benefits package for Mr. Demshur and his dependants which includes medical, hospital, dental, disability and life insurance plans and coverage at least as favorable as those provided immediately prior to the termination for as long as Mr. Demshur and his dependents are living;

         o the payment of a lump sum amount equal to the non-vested employer contributions allocated to his account under our 401(k) Plan that are forfeited as a result of the termination;

         o the full and immediate vesting of all of his outstanding stock options which options shall remain exercisable for a period of three months following such termination; and

         o the provision of outplacement services at a cost not to exceed 100% of the his annual base salary as in effect immediately prior to the termination.

         If Mr. Demshur's employment is terminated as a result of his death or disability, Mr. Demshur (if living) and his dependents will be entitled to the benefits described under the second and forth bullet points above. If the Mr. Demshur's employment is terminated for any reason within three years following a "change in control," as defined in his employment agreement, he will be entitled to the same benefits described above except that (A) the options vested pursuant to the fourth bullet point above shall remain exercisable for a period of one year and (B) the lump sum payment described in the first bullet point above shall be equal to the sum of:

         o 300% of his base salary as in effect immediately prior to the change in control; and

         o three times the higher of (A) 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract or
              (B) the highest annual bonus he received in the three years prior to the change of control.

         Additionally, if any of the payments or benefits described above would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Demshur will be entitled to receive a gross-up payment equal the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

         Richard L. Bergmark Employment Agreement. Mr. Bergmark serves as our Treasurer and Chief Financial Officer pursuant to an employment agreement that is currently set to expire in 2006. Mr. Bergmark's employment agreement entitles him to a base salary of $236,250, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Bergmark's amended and revised employment agreement are substantially identical to those contained in Mr. Demshur's employment agreement described above.

         Monty L. Davis Employment Agreement. Mr. Davis serves as our Chief Operating Officer pursuant to an employment agreement that is currently set to expire in 2006. Mr. Davis' employment agreement entitles him to a base salary of $231,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Davis' amended and revised employment agreement are substantially identical to those contained in Mr. Demshur's employment agreement described above.

         John D. Denson Employment Agreement. Mr. Denson serves as our General Counsel, Vice President and Secretary pursuant to an employment agreement that is currently set to expire in 2006. Mr. Denson's employment agreement entitles him to a base salary of $199,500, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 75% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Denson's amended and revised employment agreement are substantially identical to those contained in Mr. Demshur's employment agreement described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Supervisory Directors, executive officers and persons who own more than ten percent of our common shares to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of our common shares with the SEC and the NYSE. Supervisory Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all such forms that they file.

         To our knowledge, based upon our review of the Section 16(a) filings that have been received by us, we believe that during the fiscal year ending December 31, 2002, our Supervisory Directors, executive officers and ten percent shareholders complied with the applicable Section 16(a) filing requirements.

COMMITTEES OF THE SUPERVISORY BOARD

         The Supervisory Board has three standing committees, the identities, memberships and functions of which are described below:

         Audit Committee. The current members of the Audit Committee of our Supervisory Board are Messrs. Joyce, Ogren and Perna. The Audit Committee's principal functions include making recommendations concerning the engagement of the independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of our internal accounting controls. Each member of the Audit Committee is independent as defined by the corporate governance standards of the New York Stock Exchange. The Supervisory Board has developed a written charter for our audit committee which was filed as an appendix to our proxy statement in 2001.

         Compensation Committee. The current members of the Compensation Committee of our Supervisory Board are Messrs. Ogren and Perna. The Compensation Committee's principal functions include a general review of our compensation and benefit plans to ensure that they are properly designed to meet corporate objectives. The Compensation Committee reviews and approves the Chief Executive Officer's recommendations on the compensation of our senior executive officers, granting of awards under our stock option and other benefit plans and adopting and changing major compensation policies and practices.

         In addition to establishing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. The Compensation Committee also oversees our Incentive Plan and our Nonemployee Director Plan.

         Nominating and Governance Committee. On November 12, 2002, the Supervisory Board established a Nominating and Governance Committee of the Supervisory Board. The current members of the Nominating and Governance Committee are Messrs. Joyce, Ogren, Schouten and Vriesendorp. The Nominating and Governance Committee's principal functions include recommending candidates to the full board for election or appointment as Supervisory Director and advising about, and recommending to the Supervisory Board, an appropriate set of corporate governance practices. Each member of the Nominating and Governance Committee is independent as defined by the corporate governance standards of the New York Stock Exchange.

         The Supervisory Board held five meetings in 2002, the Audit Committee held eight meetings in 2002, the Compensation Committee held one meeting in 2002 and the Nominating and Governance Committee held no meetings in 2002. Each Supervisory Director attended at least 75% of the meetings of the Supervisory Board and of all committees on which he serves.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, no executive officer served as:

         o a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Supervisory Directors; or

         o a director of another entity, one of whose executive officers served on our Supervisory Board or the board of directors of one of our subsidiaries.

         Joseph R. Perna, a member of our Compensation Committee, is a former officer of our company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee's responsibilities are:

         o to oversee the development of the compensation program for our officers and managerial employees;

         o to administer the incentive and stock option plans, including approval of grants and awards under these plans; and

         o to establish the compensation program for our Chief Executive Officer and our other executive officers.

Our Compensation Committee is comprised of Joseph R. Perna and D. John Ogren, neither of whom are our employees.

         Executive Compensation Philosophy. The objective of the compensation program for officers and managers is to create strong financial incentives for corporate and division officers and managers to increase profits, revenues and operating efficiency, which we expect to lead to an increase in shareholder value. The following objectives guide the Compensation Committee in its deliberations:

         o provide a competitive compensation program that enables us to attract and retain key executives and Supervisory Board members;

         o ensure a strong relationship between our performance results and those of our divisions and the total compensation received by an individual;

         o    balance our annual and longer term performance objectives;

         o encourage executives to acquire and retain meaningful levels of common shares; and

         o work closely with our Chief Executive Officer to ensure that the compensation program supports our management style, objectives and culture.

         In addition to normal employee benefits, the executive total compensation program includes base salary, annual cash incentive compensation and longer term stock-based grants and awards.

         Market Comparisons. Primary market comparisons for executive compensation are made to other oilfield service companies, adjusted for size and job responsibilities. The companies used for market comparisons in the development of the compensation program are broader than those used in the performance graph presented elsewhere in this proxy statement and are used because they are more representative of the market in which we compete for executive talent. Data sources include peer company proxy disclosures, oilfield industry surveys, national survey databases and general trend data provided by consultants.

         Variable Incentives. Variable incentives, both annual and longer term, are major components of the program and are used to link pay with performance results appropriate to each executive officer or manager. Variable incentive awards and performance objectives are calibrated such that total compensation will approximate the market 50th percentile when our performance plans are achieved and exceed the 50th percentile when our performance plans are exceeded.

         Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) imposes a $1,000,000 limit, with certain exceptions, on the deductibility of compensation paid to each of our five highest paid executive officers. In particular, compensation that is determined to be "performance based" is exempt from this limitation. To be "performance based," incentive payments must use predetermined objective standards, limit the use of discretion in making awards and be certified by the Compensation Committee made up of "outside directors." To date, we have not lost any tax deductions related to the limitations of
Section 162(m). The Compensation Committee will continue to monitor these issues and will take appropriate action if it is warranted in the future.

EXECUTIVE COMPENSATION PROGRAM

         The following is a discussion of each of the principal components of the executive total compensation program.

         Base Salary. The base salary program targets the median of the primary comparison group for corporate and divisional officers and managers. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, the individual's performance during the prior year, the general movement of salaries in the marketplace and our financial position. As a result of these factors, an executive's base salary may be above or below the targeted median at any point in time.

         Annual Incentive Compensation. We administer an annual incentive plan for our corporate and divisional officers and managers. The goal of the plan is to reward participants in proportion to our performance as a whole, the performance of the division for which they have direct responsibility and their individual contributions to our success.

         For 2002, corporate participants were measured on earnings before interest and taxes, or "EBIT," and earnings per share, while division participants were also measured on working capital management. In addition, a discretionary component was included as part of the plan so that outstanding effort and dedication could be recognized. The measures were weighted substantially equally.

         Supplemental Executive Retirement Plans. In 1998, we adopted the Core Laboratories Supplemental Executive Retirement Plan, which we refer to as the "Group SERP," for the benefit of certain key employees and outside directors. The Group SERP was established to provide additional retirement income to the participants and death benefits to the participants' designated beneficiaries as a reward for the participants' contributions to our success and growth. The four participants in the Group SERP are Richard L. Bergmark, David M. Demshur, Joseph
R. Perna and Stephen D. Weinroth.

Mr. Weinroth served as Chairman of our Supervisory Board until May 2001. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the participant's retirement date and is paid in annual installments until the participant's death. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant's designated beneficiary is entitled to receive $250,000 each year until such payments have been made for an aggregate of 15 years to both the participant and such designated beneficiary. If the participant dies before his retirement date, the designated beneficiary of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant's benefit under the Group SERP is fully vested and fully accrued. Additionally, the participant may make a prior election to receive a lump sum payment upon a "change of control" of our company equal to the discounted present value of the retirement benefits that would have been paid upon the participant's retirement. Benefits under the Group SERP may be forfeited only in the event of a participant's termination for cause.

         In 1999, we adopted the Core Laboratories Supplemental Executive Retirement Plans for Monty L. Davis and John D. Denson, which we refer to as the "Individual SERPs." The Individual SERPs were established to provide additional retirement income for Messrs. Davis and Denson and death benefits for their designated beneficiaries as a reward for their respective contributions to our success and growth. Each is entitled to receive a retirement benefit commencing on his retirement date. The amount of the retirement benefit is determined using a formula that takes into consideration the participant's compensation, years of employment, and a five year vesting schedule, and is paid in annual installments until the participant's death. Vesting in this retirement benefit is accelerated upon a "change in control" of our company. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the designated beneficiary of the deceased participant is entitled to receive the payments the deceased participant would have received if the participant's death had not occurred. Such payments will continue until payments for an aggregate of 15 years have been made to both the participant and his designated beneficiary. If a participant dies prior to his retirement date, the designated beneficiary of the deceased participant is entitled to receive annual payments for 15 years, and the amount of such payments is determined using a formula similar to that described above. Additionally, the participant may make a prior election to receive a lump sum payment upon a "change of control" of our company equal to the discounted present value of the retirement benefits that would have been paid upon the participant's retirement. Benefits under an Individual SERP may be forfeited upon a participant's termination for cause.

         We have purchased insurance coverage on the lives of Messrs. Bergmark, Demshur, Perna, Davis and Denson to assist us in providing benefits under the Group and Individual SERPs. We are the owner and beneficiary of the insurance coverage and are obligated to pay the total premium of $319,500 and $82,191 each year for the Group SERP and the Individual SERPs, respectively, until the policies are paid up (which we anticipate will occur in 2005). Based on actuarial calculations (including a 12% earnings rate assumption), we expect that the death benefits paid to us under the insurance policies will be sufficient to cover the costs of the Group and Individual SERPs' benefits and the policy premium payments for these individuals. However, to the extent the death benefits under the policies are insufficient to cover those costs, we are obligated to pay the remainder out of our other general assets to absorb any shortfall. In the event of a "change of control," we are obligated to fully fund the amount of the retirement benefits and death benefits of all six participants in the Group and Individual SERPs and their designated beneficiaries. The amount of the "change of control" contribution is the lesser of the total amount due under the terms of the Group and Individual SERPs and the amount of unpaid premiums on any insurance policies held by the trust through the seventh anniversary of the date of the purchase of each such policy.

         Deferred Compensation Plan. Core Laboratories LP, one of our principal subsidiaries, has adopted a deferred compensation plan that allows certain officers, including all of our executive officers, to defer a portion of their salary and bonus, as well as the amount of any reductions in their deferrals under the 401(k) Plan, due to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The plan also provides for employer contributions to be made on behalf of participants equal in amount to certain forfeitures of, and/or reductions in, employer contributions that participants could have received under the 401(k) Plan in the absence of certain limitations imposed by the Internal Revenue Code. These employer contributions vest gradually over a period of five years. Discretionary employer contributions may also be made on behalf of participants in the plan and are subject to discretionary vesting schedules determined at the time of such contributions. Vesting in all employer contributions is accelerated upon the death of the participant or a "change in control." Employer contributions under the plan are forfeited upon a participant's termination of employment to the extent they are not vested at that time.

         Stock Based Compensation. Stock ownership by corporate and divisional management is encouraged through the use of the Incentive Plan which provides for the award of our common shares and options to buy our common shares. The Compensation Committee and management believe that widespread common share ownership by key employees is an important means of encouraging superior performance and employee retention. Common share option grants are considered annually based on competitive multiples of base salary. Senior executives typically have a higher multiple and, as a result, have a greater portion of their total compensation linked to our long-term success. In determining the appropriate grant multiples, we target the market median among publicly-held oilfield service companies of similar size. In 2002, our executive officers did not receive stock option grants.

         In 2002, we made performance restricted share awards to members of our corporate and divisional management, including our executive officers. These performance restricted share awards represent the right to receive our common shares in the future. Assuming the employee's continued employment (or death or disability while employed), these awards will vest on December 31, 2004 based on the performance of our common shares as compared to that of the common stock of the companies comprising the Oil Service Sector Index (OSX). None of these awards will vest unless our common shares perform better than the common stock of 50% of the companies comprising this index during the three-year period that began on January 1, 2002. If our common shares perform better than 75% of the companies comprising the index during such period, then all of the performance restricted shares will vest. If our common shares perform better than between 50% and 75% of the companies comprising the index, then an interpolated percentage of between 20% and 100% of the performance restricted shares will vest at the end of the three-year period. Upon a "change in control" of our company, all of the performance restricted shares will vest.

         Executive Restricted Share Matching Program. In 2002, we implemented an Executive Restricted Share Matching Program to encourage personal investment in our common shares by our executive officers. Under the program, Messrs. Demshur, Bergmark, Davis and Denson were granted a number of restricted shares equal to the number of common shares such executive officer had purchased in open market transactions or held in his deferred compensation, 401(k) or other retirement account as of June 1, 2002. The number of shares that an executive officer was eligible to have matched was capped at 50,000 shares. Pursuant to the program, Messrs. Demshur, Bergmark, Davis and Denson were awarded 47,394, 49,259, 16,491 and 19,708 restricted shares, respectively. The shares will vest three years from the date of grant assuming the executive's continued employment with our company and continued ownership of the underlying common shares upon which the grant was based. These awards will also vest immediately upon the death or disability of the participant, his involuntary termination without cause or a "change in control" of our company.

         The agreements governing the awards also provide that each executive officer is entitled to receive an additional restricted share award upon the vesting of the initial restricted shares in order to reimburse the executive for the amount of tax payable by the executive upon the vesting of the initial restricted shares (including any tax due as a result of the tax gross-up itself). If the initial restricted shares vest as a result of any of the events listed in the last sentence of the preceding paragraph, the executive will be granted a lump sum cash payment equal to the amount of tax due (including any tax due as a result of the tax gross-up itself) rather than a grant of restricted shares. The additional restricted shares will vest two years from the date of the grant assuming the executive's continued employment with our company, continued ownership of the common shares upon which the initial grant was based and continued ownership of the vested initial restricted shares (less a number of restricted shares equal in value to the amount of tax the executive was required to pay upon the vesting of the initial restricted shares). These additional awards will also vest immediately upon the death or disability of the participant, his involuntary termination without cause or a "change in control" of our company

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Our Chief Executive Officer, David M. Demshur, participates in the executive compensation program described above. In establishing the base salary for Mr. Demshur, our Compensation Committee assessed the pay levels for chief executive officers in similar companies in the oilfield service industry and our profit performance. In 2002, Mr. Demshur's base salary was $447,923. He received no stock options in 2002 and did not receive an annual incentive award for 2002. Mr. Demshur received an award of 40,000 performance restricted shares in 2002 and a grant of 47,394 restricted shares pursuant to the Executive Restricted Share Matching Program described above.

         Submitted by the Compensation Committee of the Board of Supervisory Directors.

                                        COMPENSATION COMMITTEE
                                        Joseph R. Perna
                                        D. John Ogren


REPORT OF THE AUDIT COMMITTEE

         The Audit Committee has reviewed and discussed with management Core Laboratories' audited financial statements as of and for the year ended December 31, 2002.

         The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

         Based on the reviews and discussions referred to above, the Audit Committee recommends to the Supervisory Board that the financial statements referred to above be included in the Core Laboratories' Annual Report on Form 10-K for the year ended December 31, 2002.

         Submitted by the Audit Committee of the Board of Supervisory Directors.

                                        AUDIT COMMITTEE
                                        Rene R. Joyce
                                        P. John Ogren
                                        Joseph R. Perna

FISCAL 2002 AUDIT FEE SUMMARY

         Set forth below is a summary of the total fees paid to our independent public accountants, PricewaterhouseCoopers LLP, for fiscal 2002. These fees consisted of:

         Audit Fees............................................  $  1,438,485
         Financial Information Systems Design
           and Implementation Fees.............................           ---
         All Other Fees........................................        86,376
                                                                 ------------
              Total............................................  $  1,524,861

         In determining the independence of PricewaterhouseCoopers LLP for purposes of its 2002 audit, the Audit Committee considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP's independence and concluded that PricewaterhouseCoopers LLP's independence was not compromised by the provision of such services.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following performance graph compares the performance of our common shares to the Standard & Poor's 500 Index and the Standard & Poor's Oil Well Equipment and Services Index (which has been selected as our peer group) for the period beginning January 1, 1998 and ending December 31, 2002. The graph assumes that the value of the investment in our common shares and each index was $100 at January 1, 1998 and that all dividends were reinvested. Our common shares began trading on the Nasdaq Stock Market in September 1995 and in July 1998 ceased trading on the Nasdaq Stock Market and began trading on the New York Stock Exchange.

                   COMPARISON OF QUARTERLY CUMULATIVE RETURNS
                          AMONG CORE LABORATORIES N.V.,
                     PEER GROUP INDEX AND THE S&P 500 INDEX

                   1/1/98  3/31/98  6/30/98  9/30/98  12/31/98 3/31/99  6/30/99  9/30/99  12/31/99 3/31/00   6/30/00
                   ------  -------  -------  -------  -------- -------  -------  -------  -------- -------  --------
Core
Laboratories
  N.V. .........   100.00   134.95   123.67   103.44   114.30   106.14    85.85   120.23   126.54   171.85    171.85
Peer Group......   100.00    97.06    87.91    57.05    50.98    82.23    95.89    89.65    85.55   111.60    114.86
S&P 500 Index...   100.00   108.13   112.08    99.84   121.33   131.94   138.65   132.10   146.64   148.64    145.70

                  9/30/00  12/31/00 3/31/01  6/30/01  9/30/01  12/31/01 3/31/02  6/30/02  9/30/02  12/31/02
                  -------  -------- -------  -------  -------  -------- -------  -------  -------  --------
Core
Laboratories
 N.V............   156.37   167.56   136.29   136.18   104.77   113.79   119.06   100.50    78.45    99.59
Peer Group......   124.12   117.30    98.38    91.45    71.85    80.59    89.27    72.27    56.98    70.45
S&P 500 Index...   144.46   136.37   124.25   129.77   114.79   126.32   125.15   111.42    93.78   101.70

         The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.

         There can be no assurance that our common share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future performance of our common shares.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

         On April 10, 2002, our Supervisory Board, upon the recommendation of our Audit Committee, made a determination to dismiss Arthur Andersen LLP as our independent public accountants and selected PricewaterhouseCoopers LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002.

         Arthur Andersen LLP's reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to the uncertainty, audit scope or accounting principles. Arthur Andersen LLP's reports on our consolidated financial statements for the year ended December 31, 2001 were filed with our Annual Report on Form 10-K for the year ended December 31,2001.

         During the years ended December 31, 2001 and 2000 and through the end of the period during which they served as our independent public accountants, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years. There were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

         During the years ended December 31, 2001 and 2000 and through the date of their engagement as our independent public accountants in April 2002, we did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered in our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                     ITEM 2.
                           APPROVAL OF ANNUAL ACCOUNTS

         At the annual meeting, our shareholders will be asked to approve our Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2002, as required under Dutch law and our articles of association. In accordance with

Article 408 of the Dutch Civil Code, the Annual Accounts are our annual accounts and our participation and do not represent the consolidated accounts of our company and subsidiaries as presented in our Consolidated Financial Statements contained in our Annual Report for the year ending December 31, 2002.

         The affirmative vote of the majority of the votes cast at the annual meeting is required to adopt the Annual Accounts.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3.
                EXTENSION OF AUTHORITY OF MANAGEMENT BOARD UNTIL
                     NOVEMBER __, 2004 TO REPURCHASE SHARES

         Under Dutch law, our articles of association and subject to certain Dutch statutory provisions, we may repurchase up to 10% of our outstanding share capital in open market purchases at any price that does not exceed $200.00 per share or its equivalent in other currencies. This $200.00 limit is an arbitrary number used to satisfy Dutch statutory provisions and our articles of association and is not reflective of the price that would actually be paid in any such repurchase unless the market price of our common shares approximated such amount on the date of repurchase. Any such purchases are subject to the approval of the Supervisory Board and the authorization of our shareholders at the annual meeting, which authorization must be renewed every 18 months. In connection with our initial public offering in September 1995, our shareholders authorized our Management Board to make such repurchases for a period of 18 months. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on November 29, 2003. In 2002, we repurchased approximately 860,400 of our common shares for an aggregate purchase price of approximately $9.0 million. In 2003 through March 31, we have repurchased approximately 790,800 of our common shares for an aggregate purchase price of $8.9 million. We believe that it is in the best interest of our company and shareholders to have the flexibility to repurchase shares in the future if the Supervisory Board deems it advisable to do so. THIS AUTHORITY IS SIMILAR TO THAT GENERALLY AFFORDED UNDER STATE LAW TO PUBLIC COMPANIES DOMICILED IN THE UNITED STATES.

         At the annual meeting, our shareholders will be asked to approve a further extension of this authority for an additional 18-month period from the date of the annual meeting until November __, 2004.

         The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authorization of the management board to repurchase up to 10% of our outstanding share capital for an additional 18-month period from the date of the annual meeting.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR OUTSTANDING SHARE CAPITAL UNTIL NOVEMBER __, 2004 AT A PRICE NOT TO EXCEED $200.00 PER SHARE, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4.
                   EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
          TO ISSUE SHARES OF CORE LABORATORIES N.V. UNTIL MAY __, 2008

         Under Dutch law and our articles of association, the Supervisory Board has the power to issue shares of our share capital as long as the Supervisory Board has been designated and authorized by the shareholders to do so at the annual meeting. An authorization of the Supervisory Board to issue shares may be effective for a period of up to five years and may be renewed on an annual rolling basis. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to issue shares and/or rights with respect to our shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on May 29, 2007.

         At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until May __, 2008. THIS AUTHORITY TO ISSUE SHARES IS SIMILAR TO THAT GENERALLY AFFORDED UNDER STATE LAW TO PUBLIC COMPANIES DOMICILED IN THE UNITED STATES. Management believes that retaining the flexibility to issue shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our common shares are listed on the NYSE and, accordingly, the issuance of additional shares will remain subject to the rules of the NYSE. In particular, the NYSE requires shareholder approval for the issuance of shares of common stock in excess of twenty percent of the shares outstanding except for public offerings for cash or bona fide private offerings at a price greater than both the book and market value of a company's common stock.

         The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to issue and/or to grant rights (including options to purchase) with respect to our common and/or preference shares for a five-year period from the date of the annual meeting.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO ISSUE AND/OR TO GRANT RIGHTS (INCLUDING OPTIONS TO PURCHASE) WITH RESPECT TO OUR COMMON AND/OR PREFERENCE SHARES UNTIL MAY __, 2008, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5.
                   EXTENSION OF AUTHORITY OF SUPERVISORY BOARD
           TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS UNTIL MAY __, 2008

         Holders of our common shares (other than our employees and employees of our subsidiaries who are issued common shares pursuant to the exercise of options granted under the Incentive Plan and the Nonemployee Director Plan) have a pro rata preemptive right of subscription to any of our common shares issued for cash unless such right is limited or eliminated by our Supervisory Board. Holders of our common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated and authorized by our shareholders at the annual meeting, the Supervisory Board has the power to limit or eliminate such rights. Such an authorization may be effective for up to five years and may be renewed for successive five-year periods. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended this period such that the current period is set to expire on May 29, 2007.

         At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until May __, 2008 to limit or eliminate preemptive rights. PREEMPTIVE RIGHTS ARE UNCOMMON FOR PUBLIC COMPANIES DOMICILED IN THE UNITED STATES. Management believes that if the Supervisory Board is not granted the authority to limit preemptive rights, the ability of our company to engage in equity financing transactions would be significantly affected. Furthermore, as long as our common shares remain listed on the NYSE, any issuance of common shares will remain subject to the rules of the NYSE, including limitations on our ability to issue shares without shareholder approval. See Item 4 above for a discussion of the NYSE rules regarding stock issuances.

         The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period from the date of the annual meeting.

         THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS OF HOLDERS OF OUR COMMON SHARES UNTIL MAY __, 2008, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6
            RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2003

         The Supervisory Board has appointed the firm of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003 subject to ratification by our shareholders. PricewaterhouseCoopers LLP has acted as our independent public accountants since April 2002.

         The affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2003.

         In the event the appointment is not ratified, our Supervisory Board will consider the appointment of other independent accountants. Our Supervisory Board may terminate the appointment of PricewaterhouseCoopers LLP as our independent accountants without the approval of our shareholders whenever our Supervisory Board deems such termination necessary or appropriate. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the annual meeting.

         THE SUPERVISORY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS' APPOINTMENT AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR 2003 AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7.
                                  OTHER MATTERS

         The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

SHAREHOLDER PROPOSALS

         Any shareholder who desires to submit a proposal for inclusion in the proxy material for presentation at the 2004 annual meeting of shareholders must forward such proposal to our corporate Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than ___________, 2004. Any notice of a proposal to be considered at the 2004 annual meeting should also be submitted to our corporate Secretary. Any such notice will be considered untimely if not received by the Secretary on or before ___________, 2004.

                                By Order of the Board of Supervisory Directors,



                                Jacobus Schouten
                                Supervisory Director

Amsterdam, The Netherlands
_____________, 2003

                             CORE LABORATORIES N.V.

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS OF CORE LABORATORIES N.V. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON _____, MAY ___, 2003.

P The undersigned hereby constitutes and appoints Jacobus Schouten and John D. Denson, and each or either of them, his true and lawful attorneys and proxies with full power of substitution, for and in the
R name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Core Laboratories N.V. to be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam,
O The Netherlands, on _____, May __, 2003 at _:00 p.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the
X reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon
Y such other matters and issues as may properly come before the meeting or any adjournment thereof.


THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES FOR SUPERVISORY DIRECTOR AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

                (To be signed and continued on the reverse side.)

|X|   Please mark your
      vote as in this
      example.


                                                          FOR       WITHHELD  Supervisory Directors
                                                                              recommend a vote for
                                                                              the election of the
                                                                              following Supervisory
                                                                              Directors:


1.   Election of Supervisory Directors.                   [ ]          [ ]    Nominees:
                                                                              Richard L. Bergmark
                                                                              Alexander Vriesendorp
For, except vote withheld from the following nominee:

-----------------------------

                                                           FOR       AGAINST    ABSTAIN
2.   Approval of Annual Accounts.                          [ ]         [ ]        [ ]


                                                           FOR       AGAINST    ABSTAIN
3.   Approval of extension of authority of                 [ ]         [ ]        [ ]
     Management Board to repurchase up to 10%
     of the outstanding share capital of the
     Company until November __, 2004.

                                                           FOR       AGAINST    ABSTAIN
4.   Approval of extension of authority of                 [ ]         [ ]        [ ]
     Supervisory Board to issue and/or to
     grant rights (including options to
     purchase) with respect to our common
     and/or preference shares until May __,
     2008.

                                                FOR       AGAINST    ABSTAIN
5.   Approval of extension of authority of      [ ]         [ ]        [ ]
     Supervisory Board to limit or eliminate
     preemptive rights of holders of common
     shares until May __, 2008.


                                                FOR       AGAINST    ABSTAIN
6.   Ratification of appointment of             [ ]         [ ]        [ ]
     PricewaterhouseCoopers LLP as the
     Company's independent public accountants
     for the year ended December 31, 2003.



NOTE:     SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
          THEREOF SHALL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE ATTORNEYS AND
          PROXIES APPOINTED HEREBY.



SIGNATURE:                                          DATE:
           ------------------------------                 ------------------------------

SIGNATURE:                                          DATE:
           ------------------------------                 ------------------------------



NOTE:     Please sign  exactly as name appears  thereon.  Joint owners  should each sign.  When signing as attorney,  executor, administrator, trustee or guardian, please give full title as such.